    As Filed with the Securities and Exchange Commission on April 17, 2002


                                                     Registration No. 333-83788

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 PRE-EFFECTIVE


                                AMENDMENT NO. 1


                                  TO FORM S-3

                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               -----------------

                              KOHL'S CORPORATION
            (Exact name of Registrant as specified in its charter)

             Wisconsin                              39-1630919
    (State or other jurisdiction of               (I.R.S. Employer
   incorporation or organization)                Identification No.)

                          N56 W17000 Ridgewood Drive
                       Menomonee Falls, Wisconsin 53051
                                (262) 703-7000
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 Arlene Meier
                            Chief Operating Officer
                              Kohl's Corporation
                          N56 W17000 Ridgewood Drive
                           Menomonee Falls, WI 53051
                                (262) 703-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

Richard D. Schepp                                   Peter M. Sommerhauser
Executive Vice President, General Counsel/Secretary Godfrey & Kahn, S.C
Kohl's Corporation                                  780 North Water Street
N56 W17000 Ridgewood Drive                          Milwaukee, Wisconsin 53202
Menomonee Falls, WI 53051                           (414) 273-3500
(262) 703-7000

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

                      CALCULATION OF REGISTRATION FEE (1)

================================================================================

                                                                 Proposed       Proposed
                                                                 Maximum        Maximum
          Title of each Class of                Amount to be  Offering Price   Aggregate       Amount of
        Securities to be Registered            Registered (2)  Per Unit (2)  Offering Price Registration Fee
------------------------------------------------------------------------------------------------------------
    Debt Securities, Preferred Stock, $0.01
     par value, Depositary Shares (3),
     Common Stock, $0.01 par value, and
     Warrants (4).............................      100%                      $250,000,000      $23,000 (5)



(1) Estimated solely for the purpose of calculating the registration fee for primary offering pursuant to rule 457(o).

(2) Not specified pursuant to General Instruction II.D to Form S-3. If any debt securities are issued at an original issue discount, then a greater principal amount may be issued to result in an aggregate initial offering price of $300,000,000.


(3) In the event the Registrant elects to offer to the public fractional interests in shares of the preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests and the preferred stock will be issued to the depositary under the deposit agreement. No separate consideration will be received for the depositary shares.


(4) This registration statement also covers such indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder and delayed delivery contracts that may be issued by the registrant under which the counterparty may be required to purchase debt securities, preferred stock, depositary shares, preferred share purchase rights, common stock, warrants, stock purchase contracts or stock purchase units or pursuant to the antidilution provisions of any of the securities registered hereunder. In addition, any of the securities registered hereunder may be sold separately or as units with other securities registered hereunder.




(5) Paid on March 6, 2002. In accordance with Rule 429 under the Securities Act, the prospectus included herein is a combined prospectus which also relates to the Registrant's prior registration statement on Form S-3, File No. 33-80323 (the "Prior Registration Statement"). This registration statement, which is a new registration statement, also constitutes a post-effective amendment to the Prior Registration Statement. Such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act. The amount of securities eligible to be sold under the Prior Registration Statement ($50,000,000) shall be carried forward to this registration statement for a total of $300,000,000 authorized for issuance. The amount of the filing fee associated with such securities that was previously paid with the Prior Registration Statement is $17,241.






                               -----------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED             , 2002

PROSPECTUS

[LOGO] Kohl's

                                 $300,000,000

                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                                 Common Stock
                                   Warrants

                                  Offered by

                              KOHL'S CORPORATION

                               -----------------



Kohl's Corporation may offer and sell debt securities, shares of preferred stock, depositary shares, shares of common stock, and warrants. These securities may be offered and sold from time to time for an aggregate offering price of up to $300,000,000.



We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. These securities cannot be sold unless this prospectus is accompanied by a prospectus supplement. You should read this prospectus and any supplement carefully before you invest.


Our common stock is traded on the New York Stock Exchange under the symbol
"KSS".


                               -----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

                 This prospectus is dated             , 2002.

                             ABOUT THIS PROSPECTUS


   This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000.


   This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about Kohl's and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information About Kohl's."

   Unless the context otherwise indicates, the terms "Kohl's," "we," and "our" mean Kohl's Corporation and its consolidated subsidiaries.

                            WHERE YOU CAN FIND MORE
                           INFORMATION ABOUT KOHL'S

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the regional offices of the SEC located at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

   Our common stock is listed and traded on the New York Stock Exchange. We will refer to the New York Stock Exchange as the "NYSE" in this prospectus. You may also inspect the information we file with the SEC at the NYSE, 20 Broad Street, New York, New York 10005.

   We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus:


      (1) our annual report on Form 10-K for the fiscal year ended February 2, 2002; and





      (2) the description of our common stock contained in our registration statement on Form 8-B dated June 25, 1993, as updated from time to time by our subsequent filings with the SEC.

   You may request a copy of these filings (excluding exhibits), at no cost, by writing or telephoning our chief financial officer at the following address:

                               Patricia Johnson
               Executive Vice President, Chief Financial Officer
                              Kohl's Corporation
                          N56 W17000 Ridgewood Drive
                           Menomonee Falls, WI 53051
                                (262) 703-7000

   You should read and rely only on the information contained in or incorporated by reference in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front of those documents.

         CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION

   This prospectus may contain "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additionally, we or our representatives may, from time to time, make other written or verbal forward-looking statements. Those statements relate to developments, results, conditions or other events we expect or anticipate will occur in the future. We intend words such as "believes," "anticipates," "may," "will," "should," "could," "plans," "expects" and similar expressions to identify forward-looking statements. Those statements may relate to future revenues, earnings, store openings, market conditions, new strategies and the competitive environment. Forward-looking statements are based on our then-current views and assumptions and, as a result, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to our annual report on Form 10-K, which is expressly incorporated into this prospectus by reference, and other factors as may periodically be described in our filings with the SEC.

                                  THE COMPANY


   As of April 15, 2002, Kohl's operates 420 family oriented, specialty department stores that feature quality, national brand merchandise priced to provide exceptional value to customers. Our stores sell moderately-priced apparel, shoes, accessories and home products targeted to middle-income customers shopping for their families and homes. Kohl's offers a convenient shopping experience through easily accessible locations, well laid out stores, central checkout and good in-stock position which allows the customer to get in and out quickly. Kohl's stores have fewer departments than traditional, full-line department stores, but offer customers dominant assortments of merchandise displayed in complete selections of styles, colors and sizes. Central to our pricing strategy and overall profitability is a culture focused on maintaining a low cost structure. Critical elements of this low cost structure are Kohl's unique store format, lean staffing levels, sophisticated management information systems and operating efficiencies resulting from centralized buying, advertising and distribution.

                                USE OF PROCEEDS


   Unless we indicate a different use in the applicable prospectus supplement, the net proceeds from the sale of the securities will be added to our general funds and will be used first to reduce borrowings under our revolving line of credit and to reduce sales of accounts receivable under our accounts receivable financing program. Remaining net proceeds will be used for general corporate purposes, which may include meeting our working capital requirements and funding capital expenditures related to our continued store growth and our store remodeling program.






   Until we apply the proceeds from the sale of the securities, we may temporarily invest any proceeds that are not immediately applied to the above purposes in U.S. government or agency obligations, commercial paper, money market accounts, short-term marketable securities, bank deposits or certificates of deposit, repurchase agreements collateralized by U.S. government or agency obligations or other short-term investments.


                      RATIOS OF EARNINGS TO FIXED CHARGES

   Our historical ratio of earnings to fixed charges is shown in the table below.




                                                  Fiscal Year (1)
                                           -----------------------------
                                           2001 2000 1999 1998 1997 1996
                                           ---- ---- ---- ---- ---- ----
        Ratio of earnings to fixed charges 6.57 6.15 6.03 5.99 5.06 4.94
                                           ==== ==== ==== ==== ==== ====

--------
(1) Fiscal 2001, 1999, 1998, 1997 and 1996 were 52 week years and fiscal 2000 was a 53 week year.

                          THE SECURITIES WE MAY OFFER

   We may sell from time to time in one or more offerings:

   . debt securities;

   . preferred stock;

   . depositary shares;

   . common stock; and/or

   . warrants to purchase any of the securities listed above.

   In this prospectus, we refer to the debt securities, preferred stock, depositary shares, common stock and warrants collectively as the "securities." The total dollar amount of all securities that we may issue under this prospectus will not exceed $300,000,000.



   The summaries of certain provisions of the securities contained in this prospectus are not complete. You should refer to all the provisions of the securities and applicable indentures, articles of amendment, deposit agreements and warrant agreements for a complete description of the securities.

   The particular terms of the securities offered by any prospectus supplement will be described in the prospectus supplement relating to those securities. If indicated in a prospectus supplement, the terms of any particular securities may differ from the terms we summarize below. The prospectus supplement will also contain information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

   If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

                        DESCRIPTION OF DEBT SECURITIES

   This section describes the general terms and provisions of the debt securities. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

   The debt securities will be issued under an indenture dated December 1, 1995 between us and The Bank of New York, as Trustee, as amended. This indenture, as amended, is referred to in this prospectus as the "indenture." The trustee of the indenture is referred to in this prospectus as the "trustee," and the debentures, notes, bonds and other evidences of indebtedness that we issue and the trustee authenticates and delivers under the indenture are referred to as "debt securities."

   We have summarized selected terms and provisions of the indenture in this section. The summary is not complete. You should read the indenture for additional information before you buy any debt securities. We have filed the indenture as an exhibit to the registration statement. Section references below are to the applicable section in the indenture. Capitalized terms used below have the meanings assigned to them in the indenture.

General

   The indenture does not limit the amount of debt securities that we may issue. The indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The debt securities will be unsecured and will have the same rank as all our other unsecured and unsubordinated debt.

   The debt securities constitute an obligation of Kohl's Corporation, not of our subsidiaries. Our subsidiaries, however, own substantially all of our consolidated assets and conduct substantially all of our consolidated operations. As a result, the debt securities are structurally subordinated to the prior claims of our subsidiaries' creditors (including trade creditors) and our subsidiaries' preferred stockholders, if any, except to the extent that Kohl's Corporation may itself be a creditor with recognized claims against a subsidiary.

   The debt securities may be issued in one or more separate series. The applicable prospectus supplement relating to a particular series of debt securities will specify the particular amounts, prices and terms of those debt securities. These terms may include:

   . the title of the debt securities;

   . any limit on the aggregate principal amount of the debt securities;

   . the date or dates on which principal on the debt securities will be payable;

   . the interest rate or rates of the debt securities, or the method of determining those rates, and the interest payment dates;

   . the place or places where payments may be made on the debt securities;

   . any mandatory or optional redemption provisions applicable to the debt securities;

   . any sinking fund or other provisions that would obligate us to repurchase or redeem that series of the debt securities;

   . the denominations of the debt securities, if other than multiples of $1,000;

   . the portion of principal amount of the debt securities payable upon acceleration of maturity, if other than the principal amount;

   . the currency of denomination of the debt securities;

   . the currency or currencies in which payment of principal of and interest on the debt securities will be made;

   . the manner in which the amounts of principal, premium or interest payments on the debt securities will be determined, if those amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

   . if principal or interest payments on the debt securities are to be made in a currency other than the denominated currency, the manner in which the exchange rate with respect to those payments will be determined;

   . whether the debt securities will be issued in fully registered form or in bearer form;

   . any terms on which the debt securities may be converted into or exchanged for stock or other securities of Kohl's or other entities, any specific terms relating to the adjustment of the conversion or exchange ratio and the period during which the debt securities may be converted or exchanged;

   . any changes to or additional events of default or covenants; and

   . any other terms of the debt securities.

   Unless we indicate otherwise in the applicable prospectus supplement, principal of and any premium and interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the corporate trust office of the trustee. At our option, we may pay interest by check mailed to the address of the person whose name and address appears in the security register. Unless we indicate otherwise in the applicable prospectus supplement, we will pay any interest due on any debt security to the person in whose name the debt security is registered at the close of business on the regular record date for that interest. (Sections 2.5 and 2.14)

   Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will be issued only in fully registered form without coupons in denominations of $1,000 or in multiples of $1,000. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of any tax or other governmental charge payable in connection with any transfer or exchange. (Sections 2.1, 2.3 and 2.8)

   We may issue some of the debt securities as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. The prospectus supplement will also contain any special federal income tax, accounting or other information relating to original issue discount securities.

Merger and Consolidation

   The indenture provides that we may, without the consent of the holders of the debt securities, consolidate with or merge into any other corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any person, as long as:

   . the successor corporation is a domestic corporation that assumes by a supplemental indenture our obligations under the indenture and the debt securities; and

   . immediately after the transaction, no event of default shall have happened and be continuing.

   Upon compliance with these requirements by a successor corporation (except in the case of a lease), we would be relieved of our obligations under the indenture and the debt securities. (Sections 5.1 and 5.2)

Events of Default

   "Event of default" under the indenture means any of the following with respect to any series of debt securities:

   . default in payment of any interest on any debt security of that series when due and payable, continued for 30 days;

   . default in payment of all or any part of principal of or premium, if any, on any debt security of that series at its maturity;

   . default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series;

   . default in the performance or breach of any other covenant or warranty of Kohl's in the applicable indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere applicable in the indenture specifically dealt with or which has been included in the indenture solely for the benefit of series of debt securities other than that series), continued for 60 days after written notice as provided in the indenture;

   . certain events in bankruptcy, insolvency or reorganization described in the indentures; and

   . any other event of default provided with respect to debt securities of that series.

   No event of default with respect to a particular series of debt securities issued under the indenture (except as to such events in bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities issued under the indenture. (Section 6.1)

   If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of the debt securities of that series may, by a notice in writing to us (and to the trustee if given by holders), declare the entire principal of all the debt securities of that series to be due and payable immediately (or, if the debt securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms of that series). However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of outstanding debt securities of that series may, subject to conditions described in the indenture, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, with respect to debt securities of that series have been cured or waived as provided in the indenture. (Section 6.2) For information as to waiver of defaults, see "Modification and Waiver." We refer you to the applicable prospectus supplement relating to any series of debt securities which are original issue discount securities for the particular provisions relating to acceleration of a portion of the principal amount of original issue discount securities upon the occurrence and continuation of an event of default.

   The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or discretion of any of the holders, unless those holders shall have offered to the trustee reasonable security and indemnity. (Section 7.1) Subject to such provisions for security and indemnification of the trustee and certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

   No holder of any debt security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless:

   . the holder shall have previously given to the trustee under the indenture written notice of a continuing event of default with respect to debt securities of that series;

   . the holders of at least 25% in principal amount of the outstanding debt securities of that series shall have made written request, and offered reasonable security and indemnity, to the trustee to institute such proceeding as trustee; and

   . the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 6.7)

   Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of (and premium, if any) and any interest on the debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of that payment. (Section 6.8)

   We are required to furnish to the trustee annually a statement regarding our compliance with the indenture. (Section 4.8) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default (except in payment of principal, any premium, interest or any sinking fund payments) with respect to debt securities of that series if it considers it in the interest of the holders of debt securities of that series to do so. (Section 7.5).

Modification and Waiver

   We and the trustee may modify and amend the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

   . change the stated maturity date of the principal of, or any installment of principal of or interest on, any debt security;

   . reduce the principal, premium (if any) or any interest on, any debt security or reduce the amount of principal of an original issue discount security that would be due and payable upon acceleration;

   . change the place or currency of payment of principal or interest on any debt security;

   . impair the right to institute suit to enforce any payment after the stated maturity date; or

   . reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults. (Sections
     9.2 and 9.3).

   The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as that series is concerned, our compliance with specified restrictive provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series. They may not waive a default in the payment of the principal of (or premium, if any) or any interest on any debt security of that series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected. (Section 6.13)

Defeasance of Debt Securities or Certain Covenants in Certain Circumstances

   Defeasance and Discharge. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations with respect to such debt securities of any series upon the deposit with the trustee, in trust, of money and/or U. S. government obligations, which through the payment of interest and principal of those U.S. government obligations in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and the debt securities. A discharge may only occur if we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in the federal income tax law, in each case to the effect that holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. A discharge will not be applicable to any debt securities of any series then listed on the NYSE or any other securities exchange if such deposit would cause the debt securities to be delisted. In addition, the discharge will not apply to our obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, to maintain paying agencies and to hold moneys for payment in trust. (Section 8.3)

   Defeasance of Certain Covenants. The indenture provides that unless otherwise provided by the terms of the applicable series of debt securities, we may omit to comply with certain restrictive covenants set forth in the indenture, including the restrictive covenants described under the caption "Certain Covenants." In order to exercise such option, we will be required to deposit irrevocably with the trustee money and/or U.S. government obligations which through the payment of interest and principal of those U.S. government obligations in accordance with their terms will provide money in an amount sufficient to pay principal (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the debt securities of the series on the stated maturity of such payments in accordance with the terms of the indenture and the debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes as a result of our deposit and related covenant defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance not occurred. (Section 8.4)

   Defeasance and Events of Default. In the event we exercise our option to omit compliance with certain covenants of the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. However, we would remain liable for such payments.

Concerning the Trustee

   The Bank of New York is the trustee under the indenture. The Bank of New York maintains normal banking relations with Kohl's, including participating in and acting as administrative agent under our revolving credit agreement.

Certain Covenants

   Restrictions on Liens. The indenture contains a covenant that we will not, and we will not permit any of our restricted subsidiaries to, issue, assume or guarantee any indebtedness secured by any mortgage upon any operating property or operating asset of Kohl's Corporation or any restricted subsidiary without securing the debt securities (and, if we so determine, any other indebtedness ranking equally with the debt securities) equally and ratably with such indebtedness.

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   This covenant will not prevent us or any of our restricted subsidiaries from issuing, assuming or guaranteeing:

   . any purchase money mortgage on such property simultaneously with or within 180 days after the later of (1) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each, a "substantial improvement") of such property, or (2) the placing in operation of such property after the acquisition or completion of any such construction or substantial improvement;

   . an existing mortgage on property not previously owned by Kohl's
     Corporation or a restricted subsidiary, including in each case indebtedness incurred for reimbursement of funds previously expended for any substantial improvements to or acquisitions of property. However:

       . the mortgage must be limited to any or all of (1) such acquired or constructed property or substantial improvement (including accretions thereto), (2) the real property on which any construction or substantial improvement occurs or (3) with respect to distribution centers, any equipment used directly in the operation of, or the business conducted on, the real property on which any construction or substantial improvement occurs; and

       . the total amount of the indebtedness secured by the mortgage, together with all other indebtedness to persons other than Kohl's Corporation or a restricted subsidiary secured by mortgages on such property, shall not exceed the lesser of (1) the total costs of such mortgaged property, including any costs of construction or substantial improvement, or (2) the fair market value of the property immediately following the acquisition, construction or substantial improvement;

   . any mortgage on real property or, with respect to distribution centers, on equipment used directly in the operation of, or the business conducted on, such mortgaged real property, which is the sole security for indebtedness:

       . incurred within three years after the latest of (1) the date of issuance of the first series of debt securities under the indenture (February 6, 1996), (2) the date of the acquisition of the real property or (3) the date of the completion of construction or substantial improvement on such real property;

       . incurred for the purpose of reimbursing us or our restricted subsidiary for the cost of acquisition and/or the cost of improvement of such real property and equipment;

       . the amount of which does not exceed the lesser of the aggregate cost of the real property, improvements and equipment or the fair market value of that real property, improvements and equipment; and

       . the holder of which shall be entitled to enforce payment of such indebtedness solely by resorting to the security for such mortgage, without any liability on the part of Kohl's Corporation or a restricted subsidiary for any deficiency;

   . mortgages existing on the date of the indenture, mortgages on assets of a restricted subsidiary existing on the date it became a subsidiary or mortgages on the assets of a subsidiary that is newly designated as a restricted subsidiary if the mortgage would have been permitted under the provisions of this paragraph if such mortgage was created while the subsidiary was a restricted subsidiary;

   . mortgages in favor of Kohl's Corporation or a restricted subsidiary;

   . mortgages securing only the indebtedness issued under the indenture; and

   . mortgages to secure indebtedness incurred to extend, renew, refinance or replace indebtedness secured by any mortgages referred to above, provided that the principal amount of the extended, renewed, refinanced or replaced indebtedness does not exceed the principal amount of indebtedness so extended, renewed, refinanced or replaced, plus transaction costs and fees, and that any such mortgage applies only to the same property or assets subject to the prior permitted mortgage (and, in the case of real property, improvements). (Section 4.5)

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   Restrictions on Sale and Leaseback Transactions.  The indenture contains a covenant that we will not, and will not permit our restricted subsidiaries to, enter into any arrangement with any person providing for the leasing by Kohl's Corporation or any restricted subsidiary of any operating property or operating asset that has been or is to be sold or transferred by Kohl's Corporation or such restricted subsidiary to such person with the intention of taking back a lease of such property (a "sale and leaseback transaction") without equally and ratably securing the debt securities (and, if we shall so determine, any other indebtedness ranking equally with the debt securities), unless the terms of such sale or transfer have been determined by our board of directors to be fair and arms'-length and either:

   . within 180 days after the receipt of the proceeds of the sale or transfer, Kohl's Corporation or any restricted subsidiary applies an amount equal to the greater of the net proceeds of the sale or transfer or the fair value of such operating property or operating asset at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of our senior funded debt; or

   . Kohl's or such restricted subsidiary would be entitled, at the effective date of the sale or transfer, to incur indebtedness secured by a mortgage on such operating property or operating assets, in an amount at least equal to the attributable debt in respect of the sale and leaseback transaction, without equally and ratably securing the debt securities pursuant to the "Restrictions on Liens" described above.

The foregoing restriction will not apply to:

   . any sale and leaseback transaction for a term of not more than three years including renewals;

   . any sale and leaseback transaction with respect to operating property
     (and, with respect to distribution centers, equipment used directly in the operation of, or the business conducted on, such operating property) if a binding commitment with respect thereto is entered into within three years after the latest of (1) the date of issuance of the first series of debt securities under the indenture (February 6, 1996) or (2) the date such operating property was acquired;

   . any sale and leaseback transaction with respect to operating assets if a binding commitment with respect thereto is entered into within 180 days after the later of the date such property was acquired and, if applicable, the date such property was first placed in operation; or

   . any sale and leaseback transaction between Kohl's Corporation and a restricted subsidiary or between restricted subsidiaries provided that the lessor shall be Kohl's Corporation or a wholly owned restricted subsidiary. (Section 4.6).

   Exempted Debt. Notwithstanding the restrictions in the indenture on mortgages and sale and leaseback transactions, Kohl's or its restricted subsidiaries may, in addition to amounts permitted under such restrictions, issue, assume or guarantee indebtedness secured by mortgages, or enter into sale and leaseback transactions, provided that, after giving effect thereto, the aggregate outstanding amount of all such indebtedness secured by mortgages plus attributable debt resulting from such sale and leaseback transactions does not exceed 15% of consolidated net tangible assets. (Sections 4.5 and 4.6)

   No Special Protection in the Event of a Highly Leveraged
Transaction. Unless we indicate otherwise in the applicable prospectus supplement, the terms of the debt securities will not afford the holders special protection in the event of a highly leveraged transaction.

Certain Definitions

   For purposes of the indenture:

   "Attributable debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

   "Capitalized lease obligations" means obligations created pursuant to leases which are required to be shown on the liability side of a balance sheet in accordance with generally accepted accounting principles.

   "Consolidated net tangible assets" means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet of Kohl's Corporation and its restricted subsidiaries after deducting (1) all liability items except funded debt, capitalized lease obligations, stockholders' equity and reserves for deferred income taxes, (2) all goodwill, trade names, trademarks, patents, favorable lease rights, unamortized debt discount and expense and other like intangibles (other than leasehold costs and investments in so-called safe harbor leases), which in each such case would be so included on such balance sheet, net of accumulated amortization, and (3) all amounts which would be so included on such balance sheet in respect of investments (less applicable reserves) in unrestricted subsidiaries in excess of the amount of such investments at November 25, 1995 (approximately $74.3 million).

   "Funded debt" means indebtedness which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date. Funded debt does not include (1) obligations created pursuant to leases, (2) any indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding funded debt unless such indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or
(3) any indebtedness for the payment or redemption of which money in the necessary amount shall have deposited in trust either at or before the maturity date thereof.

   "Indebtedness" means indebtedness for borrowed money and indebtedness under purchase money mortgages or other purchase money liens or conditional sales or similar title retention agreements, in each case where such indebtedness has been created, incurred, or assumed by such person to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, guarantees by such person of such indebtedness, and indebtedness for borrowed money secured by any mortgage, pledge or other lien or encumbrance upon property owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness.

   "Investment" means and includes any investment in stock, evidences of indebtedness, loans or advances, however made or acquired, but shall not include accounts receivable of Kohl's Corporation or of any restricted subsidiary arising from transactions in the ordinary course of business, or any evidences of indebtedness, loans or advances made in connection with the sale to any subsidiary of accounts receivable of Kohl's Corporation or any restricted subsidiary arising from transactions in the ordinary course of business of Kohl's Corporation or any restricted subsidiary.

   "Mortgage" means any mortgage, security interest, pledge, lien or other encumbrance.

   "Operating assets" means all merchandise inventories, furniture and equipment (including all transportation and warehousing equipment, store racks and showcases but excluding office equipment and data processing equipment) owned by Kohl's Corporation or a restricted subsidiary.

   "Operating property" means all real property and improvements thereon owned by Kohl's Corporation or a restricted subsidiary and constituting, without limitation, any store, warehouse, service center or distribution center wherever located. This term does not include any store, warehouse, service center or distribution center

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that our board of directors declares by resolution not to be of material importance to the business of Kohl's Corporation and its restricted subsidiaries.

   "Restricted subsidiary" means Kohl's Department Stores, Inc. and any other subsidiary so designated by the board of directors or duly authorized officers of Kohl's Corporation in accordance with the indenture provided that (a) the board of directors or duly authorized officers of Kohl's Corporation may, subject to certain limitations, designate any unrestricted subsidiary as a restricted subsidiary and any restricted subsidiary (other than Kohl's Department Stores, Inc.) as an unrestricted subsidiary and (b) any subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more unrestricted subsidiaries shall be an unrestricted subsidiary. As of the date of this prospectus, Kohl's Department Stores, Inc. is the only restricted subsidiary.

   "Senior funded debt" means all funded debt of Kohl's Corporation or any person (except funded debt, the payment of which is subordinated to the payment of the debt securities).

   "Subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation or business entity is at the time owned or controlled by Kohl's Corporation, or by Kohl's Corporation and one or more subsidiaries, or by any one or more subsidiaries.

   "Unrestricted subsidiary" means any subsidiary other than a restricted subsidiary.

Conversion or Exchange of Debt Securities

   The prospectus supplement will include the terms of any provisions to convert or exchange a series of debt securities into or for other securities of ours. These terms will include whether conversion or exchange is mandatory, or is at our option or the option of the holder. We will also describe how we will calculate the number of securities that holders of debt securities would receive if they were to convert or exchange their debt securities.

                         DESCRIPTION OF CAPITAL STOCK

   We have summarized below certain provisions of our common stock and preferred stock. This summary is not complete. You should refer to all the provisions of our articles of incorporation and bylaws, which have been filed as exhibits to the registration statement. You should also refer to the articles of amendment subsequently filed with the SEC regarding the terms of any series of preferred stock. As of the date of this prospectus, under our articles of incorporation, our authorized capital stock consists of 800,000,000 common shares, $0.01 par value per share, and 10,000,000 preferred shares, $0.01 par value per share. As of February 2, 2002, 335,138,497 shares of common stock and no shares of preferred stock were issued and outstanding.

Common Stock

   Voting. For all matters submitted to a vote of shareholders, each holder of common stock is entitled to one vote for each share registered in his or her name on the books of Kohl's. For most shareholder votes, an action is approved if the votes cast in favor of the action exceed the votes cast opposing the action, subject to quorum requirements and any voting rights granted to holders of preferred stock. However, our articles of incorporation require that amendments to provisions in the articles of incorporation and bylaws relating to the board of directors, shareholders and indemnification be approved by an 80% vote of shareholders. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock and any voting limitations imposed by the Wisconsin Business Corporation Law, persons who hold more than 50% of the outstanding common stock can elect all of the directors who are up for election in a particular year.

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

   Election of Board of Directors. Our articles of incorporation divide the board of directors into three classes serving staggered three-year terms. As a result, at least two annual meetings will generally be required for shareholders to effect a change of a majority of the board of directors. Any director, or the entire board of directors, may be removed from office only for cause. These provisions in the articles of incorporation require an 80% vote of shareholders to amend or repeal.

   Dividends. If our board declares a dividend, holders of common stock will receive payments from the funds of Kohl's that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

   Liquidation. If Kohl's is dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

   Other Rights and Restrictions. Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not redeemable.

   Listing.  Our common stock is listed on the NYSE.

   Transfer Agent and Registrar. The transfer agent and registrar for our common stock is The Bank of New York.

Wisconsin Business Corporation Law

   Provisions of the Wisconsin Business Corporation Law ("WBCL") could have the effect of delaying, deterring or preventing a change in control of Kohl's.

   Restrictions on Business Combinations. Sections 180.1130 to 180.1134 of the WBCL provide generally that in addition to the vote otherwise required by law or the articles of incorporation of a "resident domestic corporation," such as Kohl's, business combinations not meeting fair price standards specified in the statute must be approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, and (2) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a "significant shareholder" or an affiliate or associate of a significant shareholder who is a party to the transaction. The term "business combination" means, subject to certain exceptions, a merger or share exchange of the resident domestic corporation (or any subsidiary of that corporation) with, or the sale or other disposition of substantially all of the property and assets of the resident domestic corporation to, any significant shareholder or affiliate of a significant shareholder. "Significant shareholder" means a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation. These statutory sections also restrict the repurchase of shares and the sale of corporate assets by an resident domestic corporation in response to a takeover offer.

   Sections 180.1140 to 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation" and an "interested stockholder" within three years after the date such person became an interested stockholder, unless the business combination or the acquisition of the interested stockholder's stock has been approved before the stock acquisition date by the corporation's board of directors. An "interested stockholder" is a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation. After the three-year period, a business combination with the interested stockholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose, unless the business combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested stockholders.

   Control Share Voting Restrictions. Under Section 180.1150(2) of the WBCL, the voting power of shares of a "resident domestic corporation" that are held by any person in excess of 20% of the voting power are limited

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

(in voting on any matter) to 10% of the full voting power of those excess shares, unless otherwise provided in the articles of incorporation or unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. This statute is designated to protect corporations against uninvited takeover bids by reducing to one-tenth of their normal voting power all shares in excess of 20% owned by an acquiring person. Section 180.1150(3) excludes shares held or acquired under certain circumstances from the application of Section 180.1150(2), including (among others) shares acquired directly from Kohl's and shares acquired in a merger or share exchange to which Kohl's is a party.

   Constituency Provision. Under Section 180.0827 of the WBCL, in discharging his or her duties, a director or officer of Kohl's may, in addition to considering the effects of any action on shareholders, consider the effects of any action on employees, suppliers, customers, the communities in which Kohl's operates and any other factors that the director or officer considers pertinent.

Preferred Stock

   Our articles of incorporation authorize the board of directors to issue preferred stock in one or more series and to determine the voting rights, dividend rights, dividend rates, liquidation preferences, conversion or exchange rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series.

   This summary of the preferred stock relates to certain terms and conditions that we expect will apply to all series of the preferred stock offered pursuant to this prospectus. The applicable prospectus supplement will describe the particular terms of any such series of preferred stock. If indicated in the prospectus supplement, the terms of any such series may differ from the terms described below.

   The applicable prospectus supplement will describe the following terms of each series of preferred stock:

   . the designation of the series and the number of shares offered;

   . the amount of the liquidation preference per share;

   . the initial public offering price of the shares to be sold;

   . the dividend rate applicable to the series, the dates on which dividends will be payable and the dates from which dividends will begin to accumulate;

   . any redemption or sinking fund provisions;

   . any conversion or exchange rights;

   . any antidilution provisions;

   . any additional voting and other rights, preferences, privileges and restrictions;

   . any listing of the series on an exchange;

   . the relative ranking of the series as to dividend rights and rights upon liquidation, dissolution or winding up of Kohl's; and

   . any other terms of the series.

   The liquidation price or preference of any series of preferred stock is not indicative of the price at which such shares will actually trade after the date of issuance.

   Although our board of directors has no present intention of doing so, it could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will issue such a series of preferred stock only if it determines that such an issuance is in the best interests of Kohl's and its shareholders. In addition, the terms of a series of preferred stock might discourage a potential acquiror from attempting to acquire Kohl's in a manner that changes the composition of our board of directors, even when a majority of our shareholders believe that such an acquisition would be in their best interests or would receive a premium for their stock over the then current market price.

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   Voting.  Except as expressly required by applicable law, each series of preferred stock will have no voting rights.

   Rank. Each series of preferred stock will, with respect to dividend and liquidation rights, rank senior to common stock. All shares of each series of preferred stock will be of equal rank with each other. Each series of preferred stock may vary as to rank and priority with other series of preferred stock.

   Dividends. Holders of each series of preferred stock will be entitled to receive, if declared by our board of directors, cash dividends, payable on such dates and at such rates as are described in the applicable prospectus supplement. Unless otherwise described in the prospectus supplement, dividends will be cumulative and will accrue from the date set forth in the applicable prospectus supplement.

   Liquidation. Unless otherwise specified in the applicable prospectus supplement, if we liquidate, dissolve or wind up, then the holders of a series of preferred stock will be entitled to receive, subject to the rights of creditors, but before any such payment to the holders of common stock or any other junior stock, an amount equal to the liquidation preference per share set forth in the applicable prospectus supplement. In addition to such liquidation preference, holders of that series of preferred stock will also be entitled to receive accrued and unpaid dividends on their shares of preferred stock, if such dividends are cumulative.
   If the amounts available for distribution upon our liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all outstanding shares of a series of preferred stock and all stock ranking on a parity with those shares of preferred stock, then the holders of that series of stock will share ratably in such distribution, which, in the case of preferred stock, may include a cumulative dividend.

   After payment of the full amount of the liquidation preference, the holders of a series of preferred stock will not be entitled to any further participation in the distribution of assets by Kohl's.

   Conversion or Exchange. The terms, if any, on which preferred stock of any series may be converted or exchanged for another class or series of securities will be set forth in the applicable prospectus supplement.

   Redemption. The applicable prospectus supplement will set forth the terms, if any, on which we may redeem any series of preferred stock.

   Other Rights. The applicable prospectus supplement will set forth such other preferences, voting powers or relative participating, optional or other special rights of a series of preferred stock. The holders of preferred stock will not have any preemptive rights to subscribe for any securities of Kohl's.

   Title. Kohl's, the transfer agent and registrar for a series of preferred stock and any agent of Kohl's or such transfer agent and registrar may treat the registered owner of such series of preferred stock as the absolute owner of the preferred stock for all purposes.

   Transfer Agent and Registrar. The applicable prospectus supplement will name the transfer agent and registrar for each series of preferred stock.

                       DESCRIPTION OF DEPOSITARY SHARES

   This summary of certain provisions of each deposit agreement, the depositary shares and the depositary receipts is not complete. We refer you to all the provisions of the applicable deposit agreement and depositary receipts. The particular terms of any series of depositary shares will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any such series may differ from the terms summarized below.


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General

   We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue receipts ("depositary receipts") for these "depositary shares," each of which will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to the rights and preferences of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights. We will enter into a deposit agreement with a bank or trust company that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000 (the "depositary"). The applicable prospectus supplement relating to a particular series of depositary shares will set forth the name and address of the depositary.

   In order to issue depositary shares, we will issue preferred stock and immediately deposit these shares with the depositary. The depositary will then issue and deliver depositary receipts to the persons who purchase depositary shares. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each depositary receipt may evidence any number of whole depositary shares.

Dividends and Other Distributions

   The depositary will distribute all cash and non-cash distributions it receives with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares they hold. In the case of non-cash distributions, the depositary may determine that the distribution cannot be made proportionately or that it may not be feasible to make the distribution. If so, the depositary will, with our approval, adopt a method it deems equitable and practicable to effect the distribution, including the sale, public or private, of the securities or other non-cash property it receives in the distribution at a place and on terms it deems proper. The amounts distributed by the depositary will be reduced by any amount required to be withheld by Kohl's or the depositary on account of taxes.

Redemption of Depositary Shares

   If we redeem the series of preferred stock that underlies the depositary shares, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that we have redeemed. The redemption price for depositary shares will be in proportion to the redemption price per share that we paid for the underlying preferred stock. If we redeem less than all of the depositary shares, the depositary will select which depositary shares to redeem by lot or pro rata or other equitable method, in each case as we may determine.

   After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except for the rights to receive money or other property upon redemption. In order to redeem their depositary shares, holders will surrender their depositary receipts to the depositary. If we deposit funds with the depositary to redeem depositary shares, and the holders fail to redeem their depositary receipts, the depositary will return the money to us within two years from the date on which we deposited the funds.

Voting the Preferred Stock

   We will notify the depositary about any meeting at which the holders of preferred stock are entitled to vote, and the depositary will mail the information to the record holders of depositary shares related to that preferred stock. Each record holder of depositary shares on the record date (which will be the same date as the record date for the related preferred stock) will be entitled to instruct the depositary how to vote the shares of preferred stock represented by that holder's depositary shares. The depositary will vote the preferred stock represented by the depositary shares in accordance with these instructions, provided the depositary receives these instructions sufficiently in advance of the meeting. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

Withdrawal of Preferred Stock

   When a holder surrenders depositary receipts at the corporate trust office of the depositary, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder's depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder cannot "redeposit" these shares of preferred stock with the depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

Amendment and Termination of the Deposit Agreement

   Kohl's and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the deposit agreement. However, if an amendment has a material adverse effect on the rights of the holders of related depositary shares, the holders of at least a majority of the depositary shares then outstanding must first approve the amendment. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended deposit agreement. However, subject to any conditions in the deposit agreement or applicable law, no amendment can impair the right of any holder of a depositary share to receive shares of the related preferred stock, or any money or other property represented by the depositary shares, when they surrender their depositary receipts.

   We can terminate the deposit agreement at any time, as long as we provide at least 60 days' prior written notice to the depositary. If we terminate the deposit agreement, then within 30 days from the date the depositary receives our notice, the depositary will deliver whole or fractional shares of the related preferred stock to the holders of depositary shares, when they surrender their depositary receipts. The deposit agreement will terminate automatically after all outstanding depositary shares have been redeemed, or, in connection with any liquidation, dissolution or winding up of Kohl's, after the final distribution of our assets has been made to the holders of the related series of preferred stock and, in turn, to the holders of depositary shares.

Charges of Depositary

   We will pay all transfer and other taxes and the government charges that relate solely to the depositary arrangements. We will also pay the charges of each depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. However, holders of depositary shares will be required to pay transfer and other taxes and government charges, as provided in the deposit agreement.

Resignation and Removal of Depositary

   The depositary may resign, at any time, by delivering written notice of its decision to us. We may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust corporation that has its principal office in the United States and has a combined capital and surplus of at least $50,000,000.

Miscellaneous

   We will be required to furnish certain information to the holders of the preferred stock underlying any depositary shares. The depositary, as the holder of the underlying preferred stock, will forward any report or information it receives from us to the holders of depositary shares.

   Neither the depositary nor Kohl's will be liable if its ability to perform its obligations under the deposit agreement is prevented or delayed by law or any circumstances beyond its control. Both Kohl's and the depositary will be obligated to use their best judgment and to act in good faith in performing their duties under the deposit agreement. Each of Kohl's and the depositary will be liable only for negligence and willful misconduct in performing their duties under the deposit agreement. They will not be obligated to appear in, prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or preferred stock unless they receive what they, in their sole discretion, determine to be a satisfactory indemnity. Kohl's and the depositary may rely on the advice of legal counsel or accountants of their choice. They may also rely on information provided by persons they believe, in good faith, to be competent, and on documents they believe, in good faith, to be genuine.

   The applicable prospectus supplement will identify the depositary's corporate trust office. Unless the prospectus supplement indicates otherwise, the depositary will act as transfer agent and registrar for depositary receipts, and if we redeem shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.

Title

   Kohl's, each depositary and any agent of Kohl's or the applicable depositary may treat the registered owner of any depositary share as the absolute owner of such depositary shares for all purposes, including making payment, regardless of whether any payment in respect of such depositary share is overdue and regardless of any notice to the contrary. See "Book-Entry Securities" below.

                            DESCRIPTION OF WARRANTS

   This summary of each warrant agreement, the warrants and the warrant certificates is not complete. We refer you to all of the provisions of the warrant agreement with respect to the warrants of any particular series. The particular terms of any series of warrants will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

   We may issue warrants for the purchase of common stock, preferred stock, depositary shares and/or debt securities (the "warrants") in one or more series. We may issue warrants independently or together with common stock, preferred stock, depositary shares and/or debt securities, and they may be attached to or separate from such other securities.

   Each series of warrants will be evidenced by certificates (the "warrant certificates") issued under a separate agreement (the "warrant agreement"). The warrant agreement will be entered into between Kohl's and a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000 (the "warrant agent"). The applicable prospectus supplement relating to a particular series of warrants will set forth the name and address of the warrant agent.

   The applicable prospectus supplement will describe the terms of the series of warrants, including:

   . the offering price;

   . the currency for which such warrants may be purchased;

   . if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

   . if applicable, the date on and after which the warrants and the related securities will be separately transferable;

   . in the case of warrants to purchase debt securities, principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, such principal amount of debt securities may be purchased upon such exercise;

   . in the case of warrants to purchase common stock, preferred stock or depositary shares, the number of shares of common stock or preferred stock or depositary shares, as the case may be, purchasable upon the exercise of one warrant and the price at which such shares may be purchased upon such exercise;

   . the date on which the right to exercise the warrants will commence and the date on which such right or rights will expire;

   . certain federal income tax consequences of holding or exercising such warrants;

   . the terms of the securities issuable upon exercise of such warrants; and

   . any other terms of the warrants.

   Warrant certificates may be exchanged for new warrant certificates of different denominations, presented for registration of transfer, and exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. If the warrants are not separately transferable from the securities with which they were issued, such exchange may take place only in connection with an exchange of the certificates representing such related securities.

   Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

   . in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, such debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture; or

   . in the case of warrants to purchase common stock, preferred stock or depositary shares, the right to receive dividends, if any, or payments upon the liquidation, dissolution or winding up of Kohl's or to exercise voting rights, if any.

Exercise of Warrants

   Each warrant will entitle the holder to purchase the securities specified in the applicable prospectus supplement at the exercise price described in the applicable prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 P.M. New York time on the expiration date set forth in such prospectus supplement. After the close of business on such expiration date, unexercised warrants will become void.

   You may exercise warrants by delivering the warrant certificate representing the warrants to be exercised together with certain information, and payment to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement, of the required amount. The information required to be delivered to the warrant agent will be set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement.

   Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants. If so indicated in the applicable prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

   In the case of warrants to purchase common stock, the exercise price payable and the number of shares of common stock purchasable upon the exercise of each warrant will be subject to adjustment in certain events. No fractional shares will be issued upon exercise of warrants, but we will pay cash value of any fractional shares otherwise issuable.

Modification

   Any warrant agreement and the terms of the related warrants may be amended by Kohl's without the consent of the holders of any such warrants, for the following purposes:

   . curing any ambiguity, or correcting any defective or inconsistent provision contained therein, or making any other provisions with respect to matters or questions arising under the warrant agreement that is not inconsistent with the provisions of the warrant agreement or the warrant certificates;

   . evidencing the assumption by any successor to Kohl's of the covenants of Kohl's contained in such warrant agreement and the warrants;

   . appointing a successor warrant agent;

   . evidencing the appointment of a successor warrant agent;

   . adding to the covenants of Kohl's for the benefit of the holders of such warrants or surrendering any right or power conferred upon Kohl's under the warrant agreement;

   . issuing warrants in definitive form, if such warrants are initially issued in the form of global securities; or

   . amending the warrant agreement and the warrants in any manner that we may deem to be necessary or desirable and that will not adversely affect the interests of the holders of such warrants in any material respect.

   Kohl's and the warrant agent may also amend any warrant agreement and the terms of the related warrants with the consent of the holders of not less than a majority in number of the unexercised warrants affected by such amendment, except that without the consent of the affected holder, no such amendment may:

   . change the number or amount of securities purchasable upon exercise of such warrants so as to reduce the number or amount of securities purchasable upon such exercise;

   . shorten the period of time during which the warrants may be exercised;

   . otherwise adversely affect the exercise rights of the holders of such warrants in any material respect; or

   . reduce the number of unexercised warrants the consent of holders of which is required for amendment of the warrant agreement or the related warrants.

Consolidation, Merger and Sale of Assets

   Each warrant agreement will provide that we may consolidate or merge with or into any other corporation or sell, lease or transfer all or substantially all of our assets to any other corporation, provided that:

   . we are the continuing corporation, or the corporation, if other than Kohl's, that is formed by or results from any such consolidation or merger or receives such assets:

       . is a corporation organized under the laws of the United States of America or a U.S. state and

       . assumes all of the obligations of Kohl's with respect to all the unexercised warrants and the applicable warrant agreements; and

   . Kohl's or such successor corporation, as the case may be, is not immediately in default under such warrant agreement.

Enforceability of Rights by Holders of Warrants

   Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by Kohl's under the applicable warrant agreement or warrant including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon Kohl's. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Resignation and Appointment of Warrant Agent

   We will provide a warrant agent until all the warrants issued have been exercised or expired in accordance with their terms. The warrant agent may resign at any time by giving notice to us, and we may at any time remove a warrant agent. Any such resignation or removal will take effect upon the appointment of a successor warrant agent. The warrant agent and any successor warrant agent will be a bank or trust company having its office or agent's office in the United States and having a combined capital and surplus of at least $50,000,000.

Title

   Kohl's, the warrant agent and any agent of Kohl's or the applicable warrant agent may treat the registered holder of any warrant certificate as the absolute owner of the warrants for any purpose and as the person entitled to exercise the rights attaching to the warrants, in each case regardless of any notice to the contrary.

                             BOOK-ENTRY SECURITIES

   Unless we specify otherwise in the applicable prospectus supplement, we will issue securities, other than common stock, in the form or one or more book-entry certificates (referred to below as the "book-entry security") registered in the name of a depositary or a nominee of a depositary. Unless we specify otherwise in the applicable prospectus supplement, the depositary will be The Depository Trust Company ("DTC"). We have been informed by DTC that its nominee will be Cede & Co. ("Cede"). Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

   No person that acquires a beneficial interest in a book-entry security (a "beneficial owner") will be entitled to receive a certificate, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of a book-entry security.

   DTC has informed us that it is:

   . a limited purpose trust company organized under New York banking laws;

   . a "banking organization" within the meaning of the New York banking laws;

   . a member of the Federal Reserve System; and

   . a "clearing agency" registered under the Exchange Act.

   DTC has also informed us that it was created to:

   . hold securities for its participating clients ("participants"); and

   . facilitate the clearance and settlement of securities transactions among participants through electronic book-entry, thereby eliminating the need for the physical movement of securities certificates.

   Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

   Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interest in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as such payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward such payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee, depositary or warrant agent as registered holders of the securities entitled to the benefits of the certificate or the applicable indenture, deposit agreement or warrant agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

   Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

   Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for such securities.

   DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under the certificate or the applicable indenture, deposit agreement or warrant agreement, only at the direction of one or more participants to whose accounts with DTC such securities are credited.

   Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

   . DTC notifies us that it is unwilling or unable to continue as depositary for such book-entry security or DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered;

   . we execute and deliver to the applicable registrar, transfer agent, trustee, depositary and/or warrant agent an order complying with the requirements of the certificate or the applicable indenture, deposit agreement and/or warrant agreement that such book-entry security will be so exchangeable; or

   . there is a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event of default that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to such debt securities.

   Any book-entry security that is exchangeable pursuant to the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

   If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for reregistration, the registrar, transfer agent, trustee, depositary or warrant agent, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

   Except as described above:

   . a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depositary appointed by us; and

   . DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless such beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

   None of Kohl's, the trustee, any registrar and transfer agent, any warrant agent or any depositary, or any of their agents will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a book-entry security.





                             PLAN OF DISTRIBUTION

   Each prospectus supplement will describe the method of distribution of the securities offered pursuant to the prospectus supplement.


   We may sell securities offered by this prospectus:


   . through underwriters or dealers;

   . through agents; or

   . directly to one or more purchasers.

   The distribution of the securities may be effected from time to time in one or more transactions:

   . at a fixed price or prices, which may be changed from time to time;

   . at market prices prevailing at the time of sale;

   . at prices related to prevailing market prices; or

   . at negotiated prices.

   The accompanying prospectus supplement with respect to a particular offering of securities will set forth the terms of the offering of such securities, including:

   . the name or names of any underwriters, dealers or agents;

   . the purchase price of such securities;


   . the proceeds to Kohl's from such sale;


   . any delayed delivery arrangements;

   . any underwriting discounts and other items constituting underwriters' compensation;

   . any initial public offering price;

   . any discounts or concessions allowed or reallowed or paid to dealers; and

   . any securities exchanges on which such securities may be listed.

Underwriters


   If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions precedent.

Dealers


   If we use dealers for the sale of a particular offering of securities, such dealers will purchase such securities as principals. The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.


Agents


   We may designate agents who agree to use their reasonable or best efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.


Direct Sales


   We may also sell securities directly to one or more purchasers without using underwriters, dealers or agents.


Compensation of Underwriters


   Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for Kohl's or Kohl's subsidiaries in the ordinary course of their businesses.


Trading Markets and Listing of Securities

   Unless we specify otherwise in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the NYSE. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that a liquid trading market for any of the securities will develop.

Stabilization Activities

   Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Delayed Delivery

   If indicated in a prospectus supplement, we will authorize underwriters or other agents to solicit offers by certain specified entities to purchase securities from Kohl's pursuant to delayed delivery contracts providing for payment and delivery at a specified future date. The obligations of any purchaser under any such contract will not be subject to any conditions except those described in such prospectus supplement. Such prospectus supplement will set forth the commissions payable for solicitations of such contracts.

                                    EXPERTS


   The consolidated financial statements of Kohl's appearing in Kohl's Corporation Annual Report (Form 10-K) for the year ended February 2, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.


                                LEGAL OPINIONS

   Certain legal matters relating to the Securities offered by this prospectus will be passed upon for Kohl's by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Mr. Peter M. Sommerhauser is a director of Kohl's and a shareholder and member of the management committee of Godfrey & Kahn, S. C. As of December 31, 2001, Mr. Sommerhauser beneficially owned 35,992,944 shares of common stock of Kohl's, of which he had sole voting power with respect to 33,476,674 shares, shared voting power with respect to 2,516,270 shares, sole investment power with respect to 27,458,122 shares and shared investment power with respect to 2,516,270 shares. Details of Mr. Sommerhauser's share ownership are contained in Mr. Sommerhauser's Amendment Number 7 to Schedule 13G, as filed with the SEC on January 23, 2002.

                                    PART II

Item 14.  Other Expenses of Issuance and Distribution.


   The following table sets forth those expenses to be incurred by Kohl's in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the applicable Securities and Exchange Commission registration fee.



           SEC registration fee............................. $ 23,000
           Rating agency fees...............................  195,000
           Printing, engraving and postage expenses.........   35,000
           Legal fees (including blue sky fees and expenses)   75,000
           Accounting fees and expenses.....................   50,000
           Trustee's fees and expenses......................   10,000
           Miscellaneous expenses...........................   10,000
                                                             --------
              Total......................................... $398,000
                                                             ========


Item 15.   Indemnification of Directors and Officers

   Section 180.0851 of the Wisconsin Business Corporation Law (the "WBCL") requires Kohl's to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of Kohl's. In other cases, Kohl's must indemnify a director or officer against liability incurred in a proceeding if such person was a party to such proceeding because he or she was a director or officer of Kohl's, unless it is determined that he or she breached or failed to perform a duty owed to Kohl's and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with Kohl's or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

   Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the article of incorporation or bylaws of Kohl's, a written agreement between the director or officer and Kohl's, or a resolution of the board of directors or the shareholders.

   Unless otherwise provided in our articles of incorporation or bylaws, or by written agreement between the director or officer and Kohl's, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the board of directors; (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee; (iii) by a panel of three arbitrators (one of which is chosen by a quorum of disinterested directors); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

   Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by Kohl's, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to Kohl's written affirmation of his or her good faith that he or she has not breached or failed to perform his or her duties and written undertaking to repay any amounts advanced if it is determined that indemnification by Kohl's is not required.

   Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses or insurance to the extent required or permitted under Sections 180.0850 to
180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

   As permitted by Section 180.0858, Kohl's has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Article VIII of our By-Laws, among other things, provides (i) that an individual shall be indemnified unless Kohl's proves by clear and convincing evidence that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

   Through insurance, the officers and directors of Kohl's are also insured for acts or omissions related to the conduct of their duties. The insurance covers certain liabilities which may arise under the Securities Act of 1933, as amended.

   Under Section 180.0828 of the WBCL, a director of Kohl's is not personally liable for breach of any duty resulting solely from his or her status as a director, unless it shall be proved that the director's conduct constituted conduct described in the first paragraph of this item.

Item 16.  Exhibits


 1.1* Form of underwriting agreement for debt securities.
 1.2* Form of underwriting agreement for common stock.
 1.3* Form of underwriting agreement for preferred stock.
 4.1  Articles of Incorporation of the Company, as amended, incorporated by reference to Exhibit
      3.1 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31,
      1999.
 4.2  Bylaws of the Company, as amended, incorporated by reference to Exhibit 3.2 of the
      Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2000.
 4.3  Indenture between the Company and The Bank of New York, as Trustee, dated as of
      December 1, 1995, incorporated by reference to Exhibit 4.3 of the Company's Annual
      Report on Form 10-K for the fiscal year ended February 3, 1996.
 4.4  First Supplemental Indenture dated as of June 1, 1999 between the Company and The Bank of New York, incorporated herein by reference to Exhibit 4.2 of the Company's Registration
      Statement on Form S-4 (Reg. No. 333- 83031).
 4.5  Second Supplemental Indenture dated as of March 8, 2001 between the Company and The
      Bank of New York, as Trustee incorporated herein by reference to Exhibit 4.5 of the
      Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2001.
 4.6  Third Supplemental Indenture dated as of January 15, 2002 between the Company and The
      Bank of New York, as Trustee.**
 4.7* Form of deposit agreement relating to depositary shares.
 4.8* Form of Articles of Amendment relating to any series of preferred stock.
 4.9* Form of warrant agreement.

 5.1 Opinion of Godfrey & Kahn, S.C.**
12.1 Statement regarding computation of ratios of earnings to fixed charges, incorporated by reference to Exhibit 12.1 of the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2002.
23.1 Consent of Ernst & Young LLP.
23.2 Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)
24.1 Powers of Attorney.**
25.1 Form T-1 Statement of Eligibility of The Bank of New York, as Trustee under the indenture.**

--------
  *To be filed, if necessary, subsequent to the effectiveness of this registration statement by amendment or incorporated by reference pursuant to an exhibit to a Current Report on Form 8-K.

 **Filed on March 6, 2002.


Item 17.  Undertakings

1. The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculations of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (b) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the financial adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Menomonee Falls, State of Wisconsin, on April 17, 2002.


                                          KOHL'S CORPORATION

                                              /S/  R. LAWRENCE MONTGOMERY
                                          By: _______________________________
                                                   R. Lawrence Montgomery
                                                  Chief Executive Officer






   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



*                             /S/  R. LAWRENCE MONTGOMERY
----------------------------- -----------------------------
William S. Kellogg            R. Lawrence Montgomery
Chairman and Director         Chief Executive Officer and
                              Director
                              (Principal Executive Officer)

*                             *
----------------------------- -----------------------------
Kevin Mansell                 Arlene Meier, Chief Operating
President and Director        Officer
                              and Director

*                             *
----------------------------- -----------------------------
Jay H. Baker                  Steven A. Burd
Director                      Director

*                             *
----------------------------- -----------------------------
Wayne Embry                   James Ericson
Director                      Director

*                             *
----------------------------- -----------------------------
John F. Herma                 Frank V. Sica
Director                      Director

*                             *
----------------------------- -----------------------------
Peter M. Sommerhauser         Herbert Simon
Director                      Director

*                             /S/  PATRICIA JOHNSON
----------------------------- -----------------------------
R. Elton White                Patricia Johnson
Director                      Chief Financial Officer
                              (Principal Financial and
                              Accounting Officer)



Dated: Executed as of




     April 17, 2002


     pursuant to power of


     attorney previously filed.



   /S/  RICHARD D. SCHEPP

By: _________________________________________________________________________

   Richard D. Schepp, attorney-in-fact